Exhibit 10.1

COOPERATION AGREEMENT
This Cooperation Agreement (this “Agreement”), dated as of March 29, 2019 is by and among (i) Permit Capital Enterprise Fund, L.P. and each of the persons set forth on Exhibit A (together, “Permit Enterprise”), (ii) Hestia Capital Partners LP and each of the persons set forth on Exhibit B (together, “Hestia Capital” and, each of Hestia Capital and Permit Enterprise, an “Investor” and together, the “Investor Group”) and (iii) GameStop Corp. (the “Company”). In consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Investor Group and the Company agree as follows:
1.Board Appointment and Nomination and Other Company Matters.

In accordance with the Company’s Third Amended and Restated Certificate of Incorporation (the “Charter”), the Company’s Fifth Amended and Restated By-Laws (the “By-Laws”) and the laws of the State of Delaware, the Company agrees that the Board of Directors of the Company (the “Board”) will, following its review of Don C. Bell III, Christopher P. Carvalho and Lizabeth Dunn (collectively, the “Group Nominees”) in accordance with the Board’s internal procedures for the review of director candidates, select one Group Nominee and take all actions reasonably necessary to appoint such Group Nominee (the “Investor Nominee”) (other than in the case of the refusal or inability (due to death, incapacity, family emergency or other emergent circumstance) of such person to serve, in which case, the Board will appoint his or her substitute chosen in accordance with Section 1(b)) within 30 days of the date of this Agreement (the date of effectiveness of such appointment, the “Appointment Date”) as (A) a Company director, (B) a member of the Nominating and Corporate Governance Committee of the Board and (C) a member of the Compensation Committee of the Board; provided, however, that as a condition to such appointment of the Investor Nominee, the Investor Nominee will have completed and executed the Company’s Non-Management Director Independence and Committee Compliance Questionnaire, and agreed to comply with all current and future policies, procedures, codes, rules, standards, guidelines and confidentiality obligations applicable to all of the Company’s directors (or any applicable subset thereof), to provide the information regarding himself or herself that is required to be disclosed for candidates for directors and directors in a proxy statement under the federal securities laws of the United States of America and/or applicable New York Stock Exchange (“NYSE”) rules and regulations and to provide such other customary information as reasonably requested by the Company. Notwithstanding anything set forth herein to the contrary, if the Board in its reasonable, good faith judgment determines, after a customary background check and consultation with the Investor Group, that none of the Group Nominees satisfies the director qualification requirements generally applicable to serve as a director of the Company, the Board will appoint a substitute chosen in accordance with Section 1(b) and such substitute will thereafter be deemed an Investor Nominee for purposes of this Agreement. The Company is not aware of any information at this time that would disqualify any of the Group Nominees from service as a director.

(a)The Company agrees that:

i.at the 2019 annual meeting of the Company’s stockholders (the “2019 Annual Meeting”), the Board will nominate the Investor Nominee (other than in the case of the resignation, refusal or inability (due to death, incapacity, family emergency or other emergent circumstance) of such person to serve, in which case the Board will nominate his or her substitute chosen in accordance with Section 1(b)) for election as a director of the Company, together with, and for the same term as, the other persons included in the Company’s slate of nominees for election as directors of the Company at the 2019 Annual Meeting in accordance with this Section 1(a);

ii.the Board will take all actions reasonably necessary to nominate an additional independent (as determined under the listing rules of NYSE) director nominee (the “Company Nominee”) for election as a director of the Company at the 2019 Annual Meeting, with such Company Nominee to be selected by the Board in its sole discretion, acting in good faith, in accordance with the Board’s internal procedures, the Charter and the By-Laws; provided, that the Board shall reasonably consult with the Investor Group with respect to the Board’s selection of the Company Nominee and consider in good faith the Investor Group’s opinions and recommendations and any candidates that the Investor Group may propose for the Board’s consideration; provided, further, that the Board may appoint the Company Nominee as a Company director at any time prior to the 2019 Annual Meeting, with the consultation of the Investor Group;

iii.the Board will recommend that the stockholders of the Company vote to elect eleven (11) persons as directors of the Company at the 2019 Annual Meeting, which persons shall include the Investor Nominee and the Company Nominee;

iv.the Company will use its reasonable best efforts (which will include recommending, supporting and soliciting proxies) to obtain the election of the Investor Nominee and the Company Nominee at the 2019 Annual Meeting; it being understood that such efforts will be not less than the efforts used by the Company to obtain the election of any other independent (as determined under the listing rules of NYSE) director nominee nominated by it to serve as a director on the Board at the 2019 Annual Meeting;

v.the Board will decrease the size of the Board to eleven (11) members, effective immediately following the 2019 Annual Meeting, in accordance with the Charter, the By-Laws and the laws of the State of Delaware; and

vi.the Investor Nominee shall receive (x) the same benefits of director and officer insurance, and any indemnity and exculpation arrangements available generally to the directors on the Board, (y) compensation for his service as a director on the same basis as the compensation received by other non-management directors on the Board, and (z) such other benefits on the same basis as all other non-management directors on the Board.

(b)During the Cooperation Period (as defined below), the Company agrees that in the event the Investor Nominee resigns as a director or otherwise refuses to or is unable to serve for any reason as a director at any time, for so long as each Investor beneficially owns (which at any such measurement time shall include a combination of such Investor’s economic and beneficial ownership (as determined under Rule 13 d-3 of the Exchange Act), and has continuously been since the date of this Agreement the beneficial owner of, at least 80% of the shares of Class A Common Stock, par value $0.001 per share, of the Company (the “Company Common Stock”) that such Investor beneficially owns as of the date of this Agreement (as set forth in Section 5), the Investor Group will have the right to submit the name of a replacement director to the Board for its approval (such approval not to be unreasonably withheld, delayed or conditioned) in accordance with the Board’s internal procedures, the Charter and the By-Laws and immediately following such approval, the Board shall appoint such replacement director to the Board; provided, that if any proposed replacement director is not so approved by the Board, then the Investor Group will have the right to submit additional names of proposed replacement directors to the Board for its reasonable approval in accordance with the Board’s internal procedures, the Charter and the By-Laws until the Board so approves a replacement director; provided, further, that any such proposed replacement director will (i) be independent of each member of the Investor Group, (ii) be considered an independent director of the Company under the listing rules of NYSE, (iii) have a comparable amount of business experience as the Investor Nominee being replaced, (iv) provide the information required by Section 1 and (v) be in equally good standing in all material respects, as the Investor Nominee being replaced. The Board shall, in good faith and consistent with its fiduciary duties, approve or deny any candidate for replacement director as promptly as reasonably practicable following the Investor Group’s proposal of a candidate. For the avoidance of doubt, the replacement director will thereafter be deemed an Investor Nominee for purposes of this Agreement and be entitled to the same rights and subject to the same requirements under this Agreement applicable to the resigning Investor Nominee prior to his or her resignation, and such person will be appointed to the Board to serve the unexpired term, if any, of such Investor Nominee.

(c)The Company confirms that the Board has appointed George Sherman as Chief Executive Officer of the Company (the “New CEO”) commencing on or about April 15, 2019 (the “New CEO Start Date”). The New CEO has been appointed as a member of the Board, effective as of the New CEO Start Date, for a term lasting until the 2019 Annual Meeting. The Board will nominate the New CEO for election as a director of the Company at the 2019 Annual Meeting.

2.Cooperation.

(a)Each Investor agrees that, from the date of this Agreement until the earlier of (i) the date that is 15 calendar days prior to the last day of the advance notice period for the submission by stockholders of director nominations for consideration at the 2020 annual meeting of the Company’s stockholders (the “2020 Annual Meeting”) and (ii) any material breach of this Agreement by the Company (provided that the Company will have five (5) business days following written notice from the Investor Group of material breach to remedy such material breach if capable of remedy) (such period, the “Cooperation Period”), neither it nor any of its agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors will, or will encourage any other person to, in any way publicly criticize, disparage, call into disrepute or otherwise defame or slander the Company or the Company’s subsidiaries, affiliates, successors, assigns, current or former officers, current or former directors, current or former employees, stockholders, agents or representatives or any of the Company’s businesses, products or services, including: (x) in any document or report filed with or furnished to the Securities and Exchange Commission (the “SEC”) or any other governmental agency, (y) in any press release or other publicly available format or (z) to any journalist or member of the media (including without limitation, in a television, radio, newspaper or magazine interview).

(b)The Company agrees that, from the date of this Agreement until the earlier of (i) the date that is 15 calendar days prior to the last day of the advance notice period for the submission by stockholders of director nominations for consideration at the 2020 Annual Meeting and (ii) any material breach of this Agreement by any Investor (provided that such Investor will have five (5) business days following written notice from the Company of material breach to remedy such material breach if capable of remedy), neither it nor any of its agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors will, or will knowingly encourage any other person to, in any way publicly criticize, disparage, call into disrepute or otherwise defame or slander any Investor or any Investor’s subsidiaries, affiliates, successors, assigns, current or former officers, current or former directors, current or former employees, stockholders, agents or representatives, or any of Investor’s businesses, products or services, including: (i) in any document or report filed with or furnished to the SEC or any other governmental agency, (ii) in any press release or other publicly available format or (iii) to any journalist or member of the media (including without limitation, in a television, radio, newspaper or magazine interview).

(c)During the Cooperation Period, each Investor will cause all shares of Company Common Stock beneficially owned, directly or indirectly, by it, or by any of its Affiliates or Associates, or any other securities of the Company for which such Investor, or any of its Affiliates or Associates, has the right to vote, directly or indirectly, to be present in person or by proxy for quorum purposes and to be voted at any meeting of stockholders or at any adjournments or postponements thereof, and to consent in connection with any action by consent in lieu of a meeting, in favor of each director nominated and recommended by the Board for election at any such meeting (including the Investor Nominee and the Company Nominee).

(d)From the Appointment Date until the earlier of (i) the date that is 15 calendar days prior to the last day of the advance notice period for the submission by stockholders of director nominations for consideration at the 2020 Annual Meeting and (ii) any material breach of this Agreement by the Company (provided that the Company will have five (5) business days following written notice from the Investor Group of material breach to remedy such material breach if capable of remedy), neither Investor will, and each will cause its respective Affiliates and Associates to not, directly or indirectly, without the prior written consent of the Company:

i.acquire, seek or propose (publicly or otherwise) or agree to acquire, beneficial ownership, directly or indirectly and acting alone or in concert, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group, or through swap or hedging transactions or otherwise, any securities of the Company or any rights decoupled from the underlying securities of the Company that would result in such Investor (together with its Affiliates and Associates) owning, controlling or otherwise having any beneficial ownership interest in or aggregate economic exposure to more than 9.9% of the shares of Company Common Stock outstanding at such time;

ii.seek or propose (publicly or otherwise) to influence or control the management or policies of the Company;

iii.(A) request (publicly or otherwise) a special meeting of the Company’s stockholders, (B) submit, participate in or be the proponent of, any stockholder proposal to the Company, (C) seek representation on, or nominate any candidate to, the Board, except as expressly set forth in Section 1 hereof or (D) seek (including pursuing or encouraging any “withhold” or similar campaign) the removal of any member of the Board;

iv.make a request for any stockholder list or other Company books and records;

v.make, engage in, or in any way participate in, directly or indirectly, any “solicitation” of proxies (as such terms are used in the proxy rules of the SEC but without regard to the exclusion set forth in Rule 14A-1(1)(2)(iv) of the Exchange Act) or consents to vote, or seek to advise, encourage or influence any person with respect to the voting of any securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities for the election of individuals to the Board or to approve stockholder proposals, or become a “participant” in any contested “solicitation” for the election of directors with respect to the Company (as such terms are defined or used under the Exchange Act) (other than a “solicitation” or acting as a “participant” in support of all of the nominees of the Board at any stockholder meeting);

vi.submit (publicly or otherwise) a proposal or request for, offer of (with or without conditions), or take any action in support of a proposal or request for, or offer of, any tender offer, exchange offer, merger, amalgamation, acquisition, recapitalization, consolidation, sale or acquisition of material assets, liquidation, dissolution or other extraordinary transaction involving the Company or any of its subsidiaries or joint ventures or any of their respective securities, any material change in the capitalization, stock repurchase programs and practices, capital allocation programs and practices or dividend policy of the Company, any other material change in the Company’s business or corporate structure, any modifications to the Charter or the By-Laws, the delisting of a class of securities of the Company from any stock exchange or any action that would result in a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act, or take any action which would, or would reasonably be expected to, require public disclosure regarding any of the types of matters set forth in this clause (vi);

vii.encourage, assist or enter into any discussions, negotiations, arrangements or understandings with any person not a party to this Agreement (a “Third Party”) with respect to any of the foregoing, or otherwise form, join, encourage, influence, advise or in any way participate in any “group” (as such term is defined in Section 13(d)(3) of the Exchange Act) with respect to any securities of the Company or otherwise in any manner agree, attempt, seek or propose to deposit any securities of the Company in any voting trust or similar arrangement, or subject any securities of the Company to any agreement or arrangement with respect to the voting thereof (including by granting any proxy, consent or other authority to vote), except as expressly set forth in this Agreement;

viii.make any public disclosure, announcement or statement regarding any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies or affairs or any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement;

ix.institute, solicit, encourage, assist or join, as a party, any litigation, arbitration or other proceedings against or involving the Company or any of its current or former directors or officers (including derivative actions), other than (1) an action to enforce the provisions of this Agreement instituted in accordance with and subject to Section 9, (2) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against an Investor, or (3) responding to or complying with a validly issued legal process that neither an Investor nor any of its affiliates initiated, encouraged or facilitated;

x.enter into any discussions, negotiations, understandings or agreements (whether written or oral) with, or advise, finance, assist, seek to persuade or knowingly encourage, any Third Party to take any action or make any statement with respect to any of the foregoing, or advise, assist, knowingly encourage or seek to persuade any Third Party to take any action or make any statement with respect to any of the foregoing, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing; or

xi.take any action that could reasonably be expected to force the Company to make a public disclosure with respect to any of the foregoing.

(e)Each Investor also agrees not to, and to cause its Affiliates and Associates not to, request during the Cooperation Period that the Company (or its directors, officers, employees or agents), directly or indirectly, amend or waive any provision of this Section 2 (including this sentence), publicly or in a manner that is intended to or would reasonably be expected to require public disclosure of such request.

(f)The Investor Group hereby irrevocably withdraws, effective as of the Appointment Date, the letter submitted by Hestia Capital to the Company on March 28, 2019, providing notice of its intent to nominate four candidates to be elected to the Board as directors at the 2019 Annual Meeting (the “Investor Nomination”), and any related materials or notices submitted to the Company in connection therewith. As of the Appointment Date, each Investor shall, and shall cause its Affiliates to, cease all efforts, direct or indirect, in furtherance of the Investor Nomination and any related solicitation in connection with the Investor Nomination.

(g)The Company and the Investor Group hereby covenant not to assert, commence or maintain or assist any third party in asserting, commencing or maintaining any claim, action or proceeding before any court, agency or other governmental authority (including, without limitation, the SEC) alleging that any public filings, communications or soliciting materials made or delivered by the Company or any of the Investors or their respective Affiliates prior to the execution of this Agreement violates Rule 14a-9 under the Exchange Act, or contains any statement which, at the time and in light of the circumstances under which it was made, was false or misleading with respect to a material fact, or omits to state a material fact necessary to make the statements contained therein not false or misleading.

(h)Notwithstanding anything set forth in this Agreement to the contrary, nothing in this Agreement shall prohibit or restrict the Investor Group from (A) providing its views privately to the Board or management on any matter or to privately request a waiver of any provision of this Agreement, provided that such actions are not intended to and would not reasonably be expected to require public disclosure of such actions, (B) taking any action to the extent reasonably necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has jurisdiction over the Investor Group or any of their respective Affiliates or Associates or (C) privately communicating to any of their potential investors or investors publicly available factual information regarding the Company consistent with prior practice in each Investor’s annual and quarterly investor letters.

(i)Nothing in this Agreement shall limit in any respect the actions of any director of the Company in his or her capacity as such, recognizing that such actions are subject to such director’s fiduciary duties to the Company and its stockholders (it being understood and agreed that neither the Investors nor any of their Affiliates shall seek to do indirectly through any director or other party anything that would be prohibited if done by any of the Investors or their Affiliates). Nothing in this Agreement shall prevent the Investor Group from freely voting its shares of Common Stock (except as otherwise provided in Section 2 hereto) or taking any actions as specifically contemplated in this Agreement.

3.Public Announcement.

(a)The Company will announce this Agreement and the material terms hereof including the terms of this Section 3 by means of a press release in the form attached to this Agreement as Exhibit C as soon as practicable but in no event later than 9:00 am, New York City time, on April 1, 2019.

(b)No member of the Investor Group, any of their respective Affiliates or Associates or the Investor Nominee will issue a press release or make any other public statement or announcement in connection with this Agreement or the actions contemplated hereby, other than as mutually agreed by the Company and the Investor Group.

4.Representations and Warranties of the Company. The Company represents and warrants to the Investor Group as follows: (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement and (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the right of creditors and subject to general equity principles.

5.Representations and Warranties of the Investor Group.

(a)Permit Enterprise represents and warrants to the Company as follows: (i) each member of Permit Enterprise has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement, (b) this Agreement has been duly and validly authorized, executed and delivered by each member of Permit Enterprise, constitutes a valid and binding obligation and agreement of each member of Permit Enterprise and is enforceable against each member of Permit Enterprise in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the right of creditors and subject to general equity principles and (c) as of the date of this Agreement, Permit Enterprise beneficially owns (which includes a combination of Permit Enterprise’s economic and beneficial ownership (as determined under Rule 13d-3 of the Exchange Act)) 1,107,925 shares of the Company Common Stock which represents 1.09% of the issued and outstanding shares of the Company Common Stock reported by the Company in its Quarterly Report on Form 10-Q, dated as of December 11, 2018. Permit Enterprise agrees during the Cooperation Period to update and advise the Company of Permit Enterprise’s beneficial ownership (which shall include a combination of Permit Enterprise’s economic and beneficial ownership (as determined under Rule 13d-3 under the Exchange Act)) of shares of Company Common Stock as of such date as the Investor Nominee ceases to be director, as promptly as practicable after such date.

(b)Hestia Capital represents and warrants to the Company as follows: (i) each member of Hestia Capital has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement, (b) this Agreement has been duly and validly authorized, executed and delivered by each member of Hestia Capital, constitutes a valid and binding obligation and agreement of each member of Hestia Capital and is enforceable against each member of Hestia Capital in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the right of creditors and subject to general equity principles and (c) as of the date of this Agreement, Hestia Capital beneficially owns (which includes a combination of Permit Enterprise’s economic and beneficial ownership (as determined under Rule 13d-3 of the Exchange Act)) 206,900 shares of the Company Common Stock which represents 0.20% of the issued and outstanding shares of the Company Common Stock reported by the Company in its Quarterly Report on Form 10-Q,

dated as of December 11, 2018. Hestia Capital agrees during the Cooperation Period to update and advise the Company of Hestia Capital’s beneficial ownership (which shall include a combination of Hestia Capital’s economic and beneficial ownership (as determined under Rule 13d-3 under the Exchange Act)) of shares of Company Common Stock as of such date as the Investor Nominee ceases to be director, as promptly as practicable after such date.

6.Definitions. For purposes of this Agreement:

(a)the terms “Affiliate” and “Associate” have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)the terms “beneficial owner” and “beneficially own” have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act except that a person will also be deemed to be the beneficial owner of all shares of the Company’s capital stock which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to the exercise of any rights in connection with any securities or any agreement, arrangement or understanding (whether or not in writing), regardless of when such rights may be exercised and whether they are conditional, and all shares of the Company’s capital stock which such person or any of such person’s Affiliates or Associates has or shares the right to vote or dispose; and

(c)the terms “person” or “persons” mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

7.Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard to this Agreement will be in writing and will be deemed validly given, made or served, if (a) given by email, when such email is sent to the email address set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this Section:

if to the Company:
GameStop Corp.
625 Westport Parkway
Grapevine, TX 76051
Attention:      Daniel Kaufman (DanielKaufman@gamestop.com)

with a copy to:
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention:    Frank J. Aquila (aquilaf@sullcrom.com)
Melissa Sawyer (sawyerm@sullcrom.com)

if to the Investor Group:
Hestia Capital Partners, LP
175 Brickyard Rd, Suite 200
Adams Township, PA 16046
Attention:      Kurtis J. Wolf (kwolf@hestiacapital.com)

Permit Capital Enterprise Fund, L.P.
100 Front Street, Suite 900
West Conshohocken, PA 19428
Attention:     John C. Broderick (john.broderick@permitcap.com)

with a copy to:
Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
Attention:    Elizabeth Gonzalez-Sussman (egonzalez@olshanlaw.com)
Steve Wolosky (swolosky@olshanlaw.com)

8.Expenses. All attorneys’ fees, costs and expenses incurred in connection with this Agreement and all matters related to this Agreement will be paid by the party incurring such fees, costs or expenses; except, that within ten (10) business days following receipt of reasonably satisfactory documentation thereof, the Company will reimburse the Investor Group for its reasonable out-of-pocket fees and expenses incurred in connection with the 2019 Annual Meeting and this Agreement and any matter related to this Agreement, including the nomination process and the negotiation, execution and effectuation of this Agreement, in an amount not to exceed $100,000 in the aggregate.

9.Specific Performance; Remedies.

(a)The Company and the Investor Group acknowledge and agree that irreparable injury to the other parties hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that, in furtherance and not in limitation of

Section 9(b), the Company and the Investor Group will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. FURTHERMORE, EACH OF THE COMPANY AND THE INVESTOR GROUP (A) IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY AND (B) AGREES TO WAIVE ANY BONDING REQUIREMENT UNDER ANY APPLICABLE LAW, IN THE CASE ANY OTHER PARTY SEEKS TO ENFORCE THE TERMS BY WAY OF EQUITABLE RELIEF. THIS AGREEMENT WILL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

(b)Notwithstanding any other Section in this Agreement and without limiting any other remedies the Company may have in law or equity, in the event that any Investor (or any Affiliate or Associate of such Investor) fails to perform or otherwise fulfill its obligations set forth in Section 2 in any material respect, and has not remedied such failure or non-fulfillment if capable of being remedied or fulfilled within five (5) business days following written notice from the Company of such failure or non-fulfillment, (i) the Company will not be required to perform or fulfill its obligations set forth in Section 1 or Section 2 and (ii) the Investor Nominee will promptly tender his or her resignation as a member of the Board effective immediately upon its acceptance by the Company; provided, that, in the case of clause (ii), the Investor Nominee will not be required to tender his or her resignation as a member of the Board in the event the Investor Nominee is independent of each member of the Investor Group. As a condition to nomination and/or appointment to the Board pursuant to this Agreement, the Investor Nominee will have executed an irrevocable letter agreement with the Company in which the Investor Nominee will agree to resign if required in accordance with the immediately preceding sentence.

10.Severability. If at any time subsequent to the date hereof, any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision will be of no force and effect, but the illegality or unenforceability of such provision will have no effect upon the legality or enforceability of any other provision of this Agreement.

11.Termination. This Agreement will terminate on the expiry of the Cooperation Period; provided, that if the Appointment Date has not occurred by April 30, 2019, the Investor Group shall have the right following such date to terminate this Agreement upon written notice to the Company.

12.Counterparts. This Agreement may be executed in one or more counterparts and by scanned computer image (such as pdf), each of which will be deemed to be an original copy of this Agreement.

13.No Third Party Beneficiaries. This Agreement is solely for the benefit of the Company and the Investor Group and is not enforceable by any other persons. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof will be null and void.

14.No Waiver. No failure or delay by either party in exercising any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder.

15.Entire Understanding. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement. This Agreement may be amended only by an agreement in writing executed by the Company and each member of the Investor Group.

16.Interpretation and Construction. Each of the Company, Permit Enterprise and Hestia Capital acknowledges that is has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the Company and the Investor Group, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof.

GAMESTOP CORP.

By:	/s/ Daniel J. Kaufman
	Name:	Daniel J. Kaufman
	Title:	EVP, Chief Administrative Officer and Chief Legal Officer
PERMIT CAPITAL ENTERPRISE FUND, L.P.

By:	/s/ John C. Broderick
	Name:	John C. Broderick
	Title:	Partner
PERMIT CAPITAL, LLC

By:	/s/ John C. Broderick
	Name:	John C. Broderick
	Title:	Partner
PERMIT CAPITAL GP, L.P.

By:	/s/ John C. Broderick
	Name:	John C. Broderick
	Title:	Partner
JOHN C. BRODERICK

By:	/s/ John C. Broderick
	Name:	John C. Broderick

[Signature Page to Cooperation Agreement]

HESTIA CAPITAL PARTNERS LP

By:	/s/ Kurtis J. Wolf
	Name:	Kurtis J. Wolf
	Title:	Managing Director
HESTIA CAPITAL MANAGEMENT, LLC

By:	/s/ Kurtis J. Wolf
	Name:	Kurtis J. Wolf
	Title:	Managing Director
KURTIS J. WOLF

By:	/s/ Kurtis J. Wolf
	Name:	Kurtis J. Wolf

[Signature Page to Cooperation Agreement]

EXHIBIT A
Permit Enterprise Affiliates

1.	Permit Capital, LLC

2.	Permit Capital GP, L.P.

3.	John C. Broderick

EXHIBIT B
Hestia Capital Affiliates

1.	Hestia Capital Management, LLC

2.	Kurtis J. Wolf

EXHIBIT C
Form of Press Release

[Attached]